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                                                                     Exhibit 1.4


                         EMPLOYMENT AGREEMENT AMENDMENT

This Amendment dated and effective as of October 1, 2001, is entered into by and between CyberGuard Corporation ("CyberGuard") and Scott J. Hammack, an employee of CyberGuard ("Employee").

WHEREAS, the Employee and CyberGuard are parties to an Employment Agreement dated January 2, 2001 ("Agreement"); and

WHEREAS, Employee wishes to reduce Employee's Base Salary for a period of one year and CyberGuard, in exchange for the Employee's salary reduction, wishes to issue to Employee an option to purchase shares of CyberGuard Common Stock.

NOW THEREFORE, in consideration of mutual promises contained herein, and intending to be legally bound hereby, CyberGuard and the Employee agree to amend the Agreement as follows:

     1. Employee hereby voluntarily elects to reduce Employee's annual Base Salary by 100% for a period of one year, to begin on November 3, 2001 ("Reduction") and waives any rights Employee may have under the Agreement and/or at law or in equity arising out of or in connection with such Reduction.

     2. In consideration of and in exchange for the Reduction, CyberGuard hereby agrees to issue to Employee a non-statutory option to purchase 461,539 shares of CyberGuard Common Stock, which option is evidenced by the Stock Option Agreement attached hereto as Attachment A ("Option").

     3. Notwithstanding the Reduction, the Company agrees that the level of Employee's participation in the Company's Management Bonus Program, if any, will be based on the Employee's salary in effect immediately prior to the Reduction.

     4. Notwithstanding the Reduction, the Company agrees that in the event of termination of Employee's employment prior to November 2, 2002, the Company's payments, if any, pursuant to the Agreement in connection with employment termination, shall be based on the Employee's salary in effect immediately prior to the Reduction.

     5. Notwithstanding any time restriction on the period of exercisability of stock options after termination of employment as set forth in the Agreement, the Employee will have the right to exercise the Option for the remainder of the period of exercisability under the Option.

     6. Nothing herein shall limit or restrict CyberGuard's rights to terminate the Employee's employment in accordance with the Agreement.

     7. This Amendment shall supersede any provisions of the Agreement to the extent that this Amendment conflicts with, modifies, or amends any provision of the Agreement. In all other respects the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date above first written.

CYBERGUARD CORPORATION                      EMPLOYEE


By:
   ------------------------------           ------------------------------------
                                            Scott J. Hammack

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                                  ATTACHMENT A

                             CYBERGUARD CORPORATION
                      NON-STATUTORY STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement") is entered into as of October 1, 2001 between CyberGuard Corporation ("Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and Scott J. Hammack, ("Employee") of the Corporation or one of its subsidiaries.

         1. THE OPTION. Under and subject to the provisions of the Corporation's Employee Stock Option Plan as amended and as in effect from time to time ("Plan"), the Corporation hereby grants to Employee a non-statutory option to purchase an aggregate of 461,539 shares of Common Stock of the Corporation at the price of U.S. $1.30 per share ("Option"), subject to the following conditions:

                   (a) The Option shall not be exercisable to any extent until and unless the Employee shall have remained continuously in the employ of the Corporation until December 2, 2001, and then only to the extent that the Option is exercisable. Nothing herein shall limit or restrict the Corporation's rights to terminate the Employee's employment.

                   (b) During the lifetime of the Employee, the Option shall be exercisable only by the Employee, and (except when Section 2 is applicable) only while the Employee continues as an employee of the Corporation.

                   (c) Notwithstanding any other provision of this Agreement, the Option shall expire no later than ten years from the date hereof and shall not be exercisable thereafter.

                  (d) The number of shares of Common Stock with respect to which the Option may be exercised from time to time is limited to the following percentages of the aggregate number of shares optioned hereby:

                           (iii) On December 2, 2001, not more than 8.333
                  percent (8.333%); and

                           (iv) Thereafter, on the second day of each calendar
                  month an additional 8.333 percent (8.333%); until November 2, 2002, at which time, one-hundred percent (100%) of the Option shall be vested.

                  (e) If a "Change of Control" (as defined in the Plan) shall occur, then the Options shall become 100% immediately exercisable in full (to the extent that they otherwise have not expired).

         2. TERMINATION OF EMPLOYMENT

                   (a) Death. In the event of the death of the Employee, the Option shall be (i) exercisable only by the executor or administrator of the Employee's estate or by the person or persons to whom the Employee's rights under the Option shall pass by the Employee's will or the laws of descent and distribution, (ii) exercisable if and to the extent that the Option was exercisable at the date of the Employee's death and (iii) shall remain exercisable for the remainder of the period of exercisability as stated in Section 1(c).

                   (b) Disability. In the event of termination of Employee's employment due to disability of the Employee, the Option shall be exercisable by the Employee only to the extent that the Option was exercisable at the date of such cessation of employment, and no more, and shall remain exercisable for the remainder of the period of exercisability as stated in Section 1(c).

                  (c) Retirement. In the event of Retirement of the Employee, the Option shall be exercisable by the Employee only to the extent that the Option was exercisable at the date of such cessation of employment, and no more, and shall remain exercisable for the remainder of the period of exercisability as stated in Section 1(c). The term "Retirement" is specially defined in the Plan; generally, a termination in service from the Company will be covered by provisions regarding terminations for reasons other than death, disability, or Retirement, and not this paragraph.


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                  (d) Termination of Employment. In the event of termination of
         Employee's employment for reasons other than death, disability or Retirement, the Option shall be exercisable by the Employee only to the extent that it was exercisable at the date of such cessation of employment, and no more, and shall remain exercisable for the remainder of the period of exercisability as stated in Section 1(c).

Notwithstanding the foregoing provisions of this section 2, in the event that:
(x) the Employee has entered into an Employment Agreement with the Corporation ("Employment Agreement"); and (y) if Employee's Employment Agreement is terminated under circumstances that give Employee a longer period of exercise or greater rights than those set forth in this Agreement, then the terms and conditions governing exercisability and continuation of the Option after termination of Employment contained in the Employment Agreement shall supersede those set forth in this Agreement.

         3. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (a) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, (b) payment in an amount equal to the full purchase price of the shares then to be purchased, and (c) in the event the Option is exercised by any person other than the Employee, evidence satisfactory to the Corporation that such person has the right to exercise the Option. If it is required (in the estimation of the Corporation), the Corporation also may require the payment of any withholding or other applicable taxes at the time of exercise of the Option. Payment shall be made
(i) in cash, (ii) in previously acquired shares of Common Stock of the Corporation, valued at their Fair Market Value on the day preceding the exercise date of the Option, or (iii) in any combination of cash and such shares. Shares tendered in payment of the purchase price which have been acquired through an exercise of a stock option shall have been held at least six (6) months prior to exercise of the Option. Upon the due exercise of the Option, the Corporation shall issue in the name of the person exercising the Option, and deliver to the Employee, one or more certificates for the shares in respect of which the Option shall have been so exercised. The Employee acknowledges that the Employee does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         4. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend, a change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, or an issuance of Common Stock by the Corporation in exchange for which the Corporation (or its then current shareholders, on a pro-rata basis) does not receive cash or other property, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

         6. EMPLOYMENT BY PARENT, SUBSIDIARY OR SUCCESSOR. For the purpose of this Agreement, employment by a parent or subsidiary of or a successor to the Corporation shall be considered employment by the Corporation. "Parent" and "subsidiary" as used herein shall have the meaning of "parent" and "subsidiary corporation," respectively, as defined in Section 424 of the Internal Revenue Code of 1986, as amended, or subsequent comparable statute.

         7. COMMITTEE. The Corporation's Board of Directors and the Committee administering the Plan shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe this Agreement and the

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Plan, to establish, amend and rescind rules and regulations relating to the
Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

         8. INCORPORATION OF PLAN PROVISIONS. This Agreement is made pursuant to the Plan, the terms and conditions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

         9. MISCELLANEOUS. Words such as "herein", "hereof" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context requires otherwise. This Agreement embodies the entire agreement between the parties hereto with respect to the Option. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement may be amended or modified only in a written document executed by both of the parties hereto. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party granting such waiver and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the day and year first above written.

CyberGuard Corporation                      Employee



By:_________________________                __________________________
                                            Sott J. Hammack


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